From:    Brian Manthey (news media)
414-221-4444
brian.manthey@we-energies.com

Colleen F. Henderson, CFA (investment community)
414-221-2592
colleen.henderson@wecenergygroup.com

Feb. 4, 2016

WEC Energy Group posts 2015 fourth quarter and full-year results

MILWAUKEE - WEC Energy Group, Inc. (NYSE: WEC) today recorded net income based on generally accepted accounting principles (GAAP) of $179.3 million or 57 cents a share for the fourth quarter of 2015. WEC Energy Group was formed on June 29, 2015 when Wisconsin Energy completed the acquisition of Integrys.

Wisconsin Energy’s stand-alone earnings for the fourth quarter, excluding Integrys earnings and acquisition costs, rose to 63 cents a share. In the corresponding quarter a year ago, Wisconsin Energy’s stand-alone earnings, adjusted for acquisition costs, were 56 cents a share.

	2015 Q4	2014 Q4
WEC Energy Group GAAP EPS	$0.57	$0.53
Acquisition costs (post tax)	$0.09	$0.03
Integrys earnings	$(0.25)	—
Impact of additional shares	$0.22	—
Wisconsin Energy adjusted EPS	$0.63	$0.56

Consolidated revenue for the fourth quarter of 2015 totaled $1.85 billion. Wisconsin Energy’s stand-alone fourth quarter revenue, which excludes $780 million of revenue from Integrys operations, was $1.07 billion. This compares with Wisconsin Energy revenue of $1.23 billion in the fourth quarter of 2014.

“We delivered solid results in the final quarter of 2015 despite record warmth that limited customer demand for heating throughout December,” said Gale Klappa, chairman and chief executive.

Average daily temperatures in the fourth quarter were 26 percent warmer than during the fourth quarter of 2014.

For the full year 2015, WEC Energy Group reported net income based on generally accepted accounting principles of $638.5 million or $2.34 a share.

Wisconsin Energy’s stand-alone earnings for the full year 2015, excluding Integrys earnings and acquisition costs, increased to $2.73 a share. This compares to Wisconsin Energy’s stand-alone earnings, adjusted for acquisition costs, of $2.65 a share in 2014.

	2015	2014
WEC Energy Group GAAP EPS	$2.34	$2.59
Acquisition costs (post tax)	$0.39	$0.06
Integrys earnings	$(0.47)	—
Impact of additional shares	$0.47	—
Wisconsin Energy adjusted EPS	$2.73	$2.65

“Since the close of the acquisition, we’ve made significant progress in focusing our six operating utilities on world-class reliability, customer satisfaction, and financial discipline,” Klappa said.

“I’m very pleased with our execution and with our longer-term planning as we continue to deliver tangible benefits to our customers, to the communities we serve, and to the stockholders who count on us to create value,” Klappa added.

To facilitate comparison with 2014, the information on customer growth and electricity sales that follows reflects data for We Energies customers only.

At the end of 2015, We Energies was serving approximately 6,500 more electric customers and 8,500 more natural gas customers than a year ago.

Residential use of electricity in 2015 declined by 2.0 percent. Consumption of electricity by small commercial and industrial customers was essentially level with the previous year. Electricity use by large commercial and industrial customers -- excluding the iron ore mines in Michigan's Upper Peninsula -- was down by 0.4 percent.

On a weather normal basis, retail sales of electricity -- excluding the iron ore mines -- were down by 0.8 percent as compared to 2014 levels.

“In summary, 2015 was another year of achievement for WEC Energy Group,” Klappa noted. “Our We Energies subsidiary was named the most reliable utility in the Midwest for the fifth consecutive year -- extending our track record of network reliability and customer satisfaction.

“We completed the acquisition of Integrys in less than 53 weeks from the date of the announcement -- a major step that created the leading utility system in the Midwest, serving more than four million customers. And we delivered earnings and dividend growth that exceeded our projections,” he said.

Conference call

A conference call is scheduled for 1 p.m. Central time on Feb. 4, 2016. The presentation will review 2015 year-end earnings and will discuss the company's outlook.

All interested parties, including stockholders, news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The conference ID is 21365402.

Access also may be gained through the company's website (wecenergygroup.com). Select ‘4th quarter, year-end earnings’ and then select ‘Webcast.’ In conjunction with this earnings announcement, WEC Energy Group will post on its website a package of detailed financial information on its fourth-quarter and year-end performance. The materials will be available at 6:30 a.m. Central time, Feb. 4.

Replay

A replay will be available on the website and by phone after the presentation. Access to the webcast replay will be available on the website about two hours after the presentation.

Access to a phone replay also will be available approximately two hours after the presentation and remain accessible through Feb. 17, 2016.

Domestic callers should dial 855-859-2056. International callers should dial 404-537-3406. The replay conference ID is 21365402.

Non-GAAP earnings measures

We have provided adjusted earnings (non-GAAP earnings) in this press release as a complement to, and not as an alternative to, reported earnings presented in accordance with GAAP.  The adjusted stand-alone earnings of Wisconsin Energy exclude the results of operations of Integrys Energy Group and its subsidiaries and costs related to the acquisition of Integrys, as well as the additional WEC Energy Group shares of common stock that were issued as part of the acquisition.  Costs related to the acquisition of Integrys are not indicative of the company’s operating performance.

Institutional investors have informed management on several occasions that, for 2015, they are interested in, and focused on, the performance of legacy Wisconsin Energy and subsidiaries, excluding the impact of the Integrys acquisition.  In addition, the earnings guidance and performance expectations previously provided by the company were based upon legacy Wisconsin Energy’s operations. Therefore, we believe that the presentation of adjusted earnings is relevant and useful to investors.  Management also used such measures internally to evaluate the company’s performance for 2015.

WEC Energy Group (NYSE: WEC), based in Milwaukee, is one of the nation’s premier energy companies, serving 4.4 million customers in Wisconsin, Illinois, Michigan and Minnesota.

The company’s principal utilities are We Energies, Wisconsin Public Service, Peoples Gas, North Shore Gas, Michigan Gas Utilities, and Minnesota Energy Resources. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

WEC Energy Group (wecenergygroup.com), a component of the S&P 500, has approximately $29 billion of assets, 8,500 employees and 55,000 stockholders of record.

Tables follow

WEC ENERGY GROUP, INC.

CONSOLIDATED INCOME STATEMENTS (Unaudited)	Three Months Ended		Year Ended
	December 31		December 31
(in millions, except per share amounts)	2015	2014	2015	2014
Operating revenues	$1,848.3	$1,225.1	$5,926.1	$4,997.1

Operating expenses
Cost of sales	682.6	523.5	2,240.1	2,259.4
Other operation and maintenance	555.7	331.6	1,709.3	1,112.4
Depreciation and amortization	179.2	96.2	561.8	391.4
Property and revenue taxes	50.6	30.3	164.4	121.8
Total operating expenses	1,468.1	981.6	4,675.6	3,885.0

Operating income	380.2	243.5	1,250.5	1,112.1

Equity in earnings of transmission affiliate	25.7	13.2	96.1	66.0
Other income, net	18.7	1.3	58.9	13.4
Interest expense	107.0	59.5	331.4	240.3
Other expense	(62.6)	(45.0)	(176.4)	(160.9)

Income before income taxes	317.6	198.5	1,074.1	951.2
Income tax expense	137.7	76.8	433.8	361.7
Net income	179.9	121.7	640.3	589.5

Preferred stock dividends of subsidiaries	0.6	0.3	1.8	1.2
Net income attributed to common shareholders	$179.3	$121.4	$638.5	$588.3

Earnings per share
Basic	$0.57	$0.54	$2.36	$2.61
Diluted	$0.57	$0.53	$2.34	$2.59

Weighted average common shares outstanding
Basic	315.7	225.5	271.1	225.6
Diluted	317.1	227.4	272.7	227.5

Dividends per share of common stock	$0.46	$0.39	$1.74	$1.56

WEC ENERGY GROUP, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited) (in millions, except share and per share amounts)	December 31, 2015	December 31, 2014
Assets
Property, plant, and equipment
In service	$26,249.5	$15,509.0
Accumulated depreciation	(7,919.1)	(4,485.1)
	18,330.4	11,023.9
Construction work in progress	822.9	191.8
Leased facilities, net	36.4	42.0
Net property, plant, and equipment	19,189.7	11,257.7
Investments
Equity investment in transmission affiliate	1,380.9	424.1
Other	85.8	32.8
Total investments	1,466.7	456.9
Current assets
Cash and cash equivalents	49.8	61.9
Accounts receivable and unbilled revenues, net of reserves of $113.3 and $74.5, respectively	1,028.6	643.4
Materials, supplies, and inventories	687.0	400.6
Assets held for sale	96.8	—
Prepayments	285.8	148.2
Other	58.8	38.6
Total current assets	2,206.8	1,292.7
Deferred charges and other assets
Regulatory assets	3,064.6	1,271.2
Goodwill	3,023.5	441.9
Other	403.9	184.6
Total deferred charges and other assets	6,492.0	1,897.7
Total assets	$29,355.2	$14,905.0

Capitalization and liabilities
Capitalization
Common stock – $0.01 par value; 325,000,000 shares authorized; 315,683,496 and 225,517,339 shares outstanding, respectively	$3.2	$2.3
Additional paid in capital	4,347.2	300.1
Retained earnings	4,299.8	4,117.0
Accumulated other comprehensive income	4.6	0.3
Preferred stock of subsidiaries	30.4	30.4
Long-term debt	9,124.1	4,170.7
Total capitalization	17,809.3	8,620.8
Current liabilities
Current portion of long-term debt	157.7	424.1
Short-term debt	1,095.0	617.6
Accounts payable	815.4	363.3
Accrued payroll and benefits	169.7	95.1
Other	471.2	168.6
Total current liabilities	2,709.0	1,668.7
Deferred credits and other liabilities
Regulatory liabilities	1,392.2	830.6
Deferred income taxes	4,622.3	2,664.0
Deferred revenue, net	579.4	614.1
Pension and other postretirement benefit obligations	543.1	203.8
Environmental remediation	628.2	32.6
Other	1,071.7	270.4
Total deferred credits and other liabilities	8,836.9	4,615.5

Commitments and contingencies

Total capitalization and liabilities	$29,355.2	$14,905.0

WEC ENERGY GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Year Ended
	December 31
(in millions)	2015	2014
Operating activities
Net income	$640.3	$589.5
Reconciliation to cash provided by operating activities
Depreciation and amortization	583.5	417.0
Deferred income taxes and investment tax credits, net	418.7	328.1
Contributions to pension and OPEB plans	(121.0)	(13.9)
Change in –
Accounts receivable and unbilled revenues	84.0	80.7
Inventories	(69.4)	(71.2)
Other current assets	(27.2)	(13.9)
Accounts payable	(9.3)	23.7
Accrued taxes, net	35.7	(11.4)
Other current liabilities	(21.6)	(33.9)
Other, net	(220.1)	(95.8)
Net cash provided by operating activities	1,293.6	1,198.9

Investing activities
Capital expenditures	(1,223.9)	(736.1)
Business acquisition, net of cash acquired of $156.3	(1,329.9)	—
Investment in transmission affiliate	(8.7)	(13.1)
Proceeds from asset sales	28.9	13.9
Proceeds from cashout of corporate owned life insurance policies	17.3	—
Cost of removal, net of salvage	(42.3)	(25.1)
Other, net	41.1	3.6
Net cash used in investing activities	(2,517.5)	(756.8)

Financing activities
Exercise of stock options	30.1	50.3
Purchase of common stock	(74.7)	(123.2)
Dividends paid on common stock	(455.4)	(352.0)
Redemption of preferred stock	(52.7)	—
Issuance of long-term debt	2,150.0	250.0
Retirement of long-term debt	(529.6)	(324.3)
Change in short-term debt	163.0	80.2
Other, net	(18.9)	12.8
Net cash provided by (used in) financing activities	1,211.8	(406.2)

Net change in cash and cash equivalents	(12.1)	35.9
Cash and cash equivalents at beginning of year	61.9	26.0
Cash and cash equivalents at end of year	$49.8	$61.9